Exhibit 10.6

GENERAL RELEASE AND SEVERANCE AGREEMENT

      This General Release and Severance Agreement (hereafter “Agreement”), is hereby entered into between James Shea (“Executive”), and Party City Corporation, a Delaware corporation (the “Company”).

      WHEREAS, the Executive is, or prior to the execution of this Agreement has been employed by the Company and/or its subsidiaries including pursuant to that certain Employment Agreement dated as of December 10, 1999 (the “Employment Agreement”); and

      WHEREAS, the Executive and the Company now desire to terminate this employment relationship and fully and finally to resolve all matters between them.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the Executive and the Company (“the parties”) hereby agree as follows:

      1.     Termination of Employment and Directorship. The Executive hereby irrevocably agrees to resign his employment with the Company, and his position on the Company’s Board of Directors (the “Board”), effective April 10, 2003 (the “Date of Termination”).

      2.     Salary Continuation. The Company shall continue to pay to the Executive, in accordance with the Company’s normal payroll practices (as they shall be in effect from time to time), his Annual Base Salary in effect as of the Date of Termination, from the Date of Termination through October 10, 2003.

      3.     Benefits Continuation.

(a) Employee Welfare Plans. The Company shall pay the costs under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. Sec. 1161, et seq. (“COBRA”), to continue to provide to the Executive, from May 1, 2003 through April 30, 2004, benefits under “employee welfare plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), at least equal to those which are provided to the senior executives of the Company during such period; provided, however, that the Executive shall take all necessary steps and actions to elect COBRA coverage in a timely fashion and if the Executive becomes reemployed with another employer and is eligible to receive substantially similar benefits under another employer-provided plan at the other employer’s cost, other than reasonable and customary employee contributions (whether or not he actually elects to receive such benefits), the corresponding benefits described herein shall be terminated; provided, further, that the Company shall not be required to provide any such benefit if the effect thereof would be to violate the terms of any law, plan or insurance policy or jeopardize the tax benefit associated with such benefit to which the Company otherwise would be entitled, but in such event, the Company shall pay to the Executive, in cash, an amount equal to the cost of providing such benefit. Any such benefits provided by another employer shall be promptly reported by the Executive to the Company as the Executive becomes eligible therefor.

(b) Automobile Allowance. The Company shall continue to provide to the Executive, from the Date of Termination through the earlier of (i) the date the Executive becomes reemployed with another employer and (ii) April 9, 2004, the sum of $675 per month for the Executive’s automobile plus reimbursement for reasonable gasoline usage (not to exceed $150.000 per month). The Executive shall inform the Company no later than three business days after the date on which he commences new employment, and, in the event he fails to do so, Executive agrees to return to the Company all payments made to him pursuant to this section relating to the period after he commences new employment.

      4.     Stock Options. All options to purchase common stock of the Company, $0.01 par value per share (“Options”), granted to the Executive pursuant to the (i) Stock Option Agreement Under The Party City Corporation 1999 Stock Incentive Plan, dated December 10, 1999, by and between the Company and the Executive, (ii) Employee Stock Option Agreement Under The Party City Corporation 1999 Stock Incentive Plan, dated July 12, 2001, by and between the Company and the Executive, (iii) Employee Stock Option Agreement Under The Party City Corporation 1999 Stock Incentive Plan, dated August 15, 2001, by and between the Company and the Executive, (iv) Employee Stock Option Agreement Under The Party City Corporation 1999 Stock Incentive Plan, dated August 14, 2002, by and between the Company and the Executive, and (v) Employee Stock Option Agreement Under The Party City Corporation 1999 Stock Incentive Plan, dated August 14, 2002, by and between the Company and the Executive, which vested prior to the Date of Termination shall remain exercisable through April 10, 2005. All Options not vested as of the Date of Termination are cancelled. At the time of the execution of this Agreement, the Executive shall surrender to the Company all agreements and related documentation pertaining to the Options and the Company shall promptly amend and restate such agreements as necessary, in accordance with the terms of this Agreement, and return such amended agreements to the Executive.

      5.     Automobile Reimbursement. The Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination $3,500 as reimbursement for excess automobile mileage expenses incurred by the Executive prior to the Date of Termination.

      6.     Outplacement Services. The Executive is entitled to the services of Goodrich & Sherwood Associates through the earlier to occur of (a) the date on which he commences new employment and (b) twelve (12) months following the Date of Termination. The Company shall pay the reasonable fees and expenses for such services; provided, that the maximum amount that the Company shall be required to pay hereunder shall not in the aggregate exceed $20,000.

      7.     Management Stock Purchase Plan. Simultaneously with the execution of this Agreement the Executive shall elect in writing to receive, within 60 days after the Date of Termination, either (i) one share of Company common stock for each of the 55,293 restricted stock units which the Executive owns pursuant to the Company’s Management Stock Purchase Plan (the “MSPP”) or (ii) upon the Executive’s simultaneous cancellation of the 55,293 restricted stock units which the Executive owns pursuant to the MSPP, a lump sum in cash in the amount of $479,390.31, in either case subject to applicable withholding for taxes (which the Executive may remit to the Company in immediately available funds).

      8. No Other Payments. The Executive understands and agrees the Company shall make no other payments to, or with respect to, the Executive, and shall have no other obligations to the Executive except as described in this Agreement. The parties agree that this Agreement shall supersede all prior agreements between the parties with respect to the subject matter hereof, except to the extent such prior agreements relate to Options and do not conflict with the provisions of this Agreement.

      9. General Release of Claims by the Executive. The Executive, for himself and the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, agrees hereby forever to release and discharge, and agrees hereby forever not to sue, the Company, the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past, present and future directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including, without limitation, attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the Date of Termination (or, with respect to claims of disparagement, arising or occurring on or prior to the date this Agreement is executed), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and, including without limitation, any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express of implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the Sarbanes-Oxley Act and similar state or local statutes, ordinances, and regulations, provided, that, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Agreement by the Executive, and (y) any obligation assumed under this Agreement by any party hereto:

      10. Release of Age Discrimination Claims; Periods for Review and Reconsideration.

(a) The Executive understands that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). The

Executive understands and warrants that he has been given a period of 21 days to review and consider this Agreement. The Executive is hereby advised to consult with an attorney prior to executing the Agreement. By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. The Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.

(b) The Executive further warrants that he understands that he has seven days after signing this Agreement to revoke the Agreement by notice in writing to General Counsel, Party City Corporation, 400 Commons Way, Rockaway, New Jersey 07866. This Agreement shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without the General Counsel of the Company having received such revocation, but not before such time.

      11.     Release of Claims by the Company. The Company, for itself and its affiliates, successors and assigns, agrees hereby forever to release and discharge, and agrees hereby forever not to sue, the Executive, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including, without limitation, attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Company has or may have had against the Executive based on any events or circumstances arising or occurring on or prior to the Date of Termination, including, without limitation, any and all claims arising out of the Executive’s employment with the Company or the termination thereof; provided, that, notwithstanding anything to the contrary set forth herein, this release shall not extend to (a) any Claim which relates to or arises from any criminal activity of the Executive and (b) any obligation assumed under this Agreement by any party hereto.

      12.     Indemnification. So long as the Executive has not breached any of his obligations set forth in Sections 14(a), (b), (c) and (d), the Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and upon the Company’s determination that the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement).

      13.     Notice of New Employment. The Executive hereby covenants and agrees to provide the Company with notice no later than three business days after the date on which he commences new employment.

      14.     Certain Restrictive Covenants.

           (a)     Confidentiality.

(i) The Executive shall, in perpetuity, hold in a fiduciary capacity for the benefit of the Company all software, trade secrets, compilations of information, records, specifications, work product created by the Executive for the Company or any of its affiliates, know-how, ideas, techniques, theories, discovery, formulas, plans, charts, designs, drawings, lists of current or prospective clients, business plans and proposals, current or prospective business opportunities, financial records, research and development, marketing strategies and programs, reports, products, improvements, methods of distribution, sales prices, profits, costs, contracts, suppliers, vendors, business methods, techniques and all other proprietary or confidential information, knowledge or data of any and every kind and nature whatsoever relating to the Company or any of its affiliates, and their respective businesses, created or obtained by the Executive for the benefit of the Company during the Executive’s employment with the Company (collectively “Confidential Information”), and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive). Following the Date of Termination, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it.

(ii) The Executive agrees, in perpetuity, to keep the terms of this Agreement confidential, except that Executive may disclose the contents of this Agreement to his accountant and attorney in the course of securing professional services. Additionally, the Executive may disclose the contents of this Agreement to his immediate family members; provided that the executive shall also advise any such family member of this confidentiality requirements and the Executive shall be responsible for any breach by any individual to whom he discloses such information. The Executive may also disclose to any prospective employer the contents of Section 14(h) hereof, provided that Executive shall not disclose to such prospective employer any other Section or term of this Agreement.

(b) Solicitation. The Executive hereby covenants and agrees that, from the Date of Termination through April 9, 2004, the Executive shall not, directly or indirectly, employ or seek to employ any person who is at the Date of Termination, or was at any time within the six-month period preceding the Date of Termination, an employee of the Company or any of its subsidiaries or affiliates or otherwise cause or induce any employee of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment with the Company or such subsidiary or affiliate for the employment of another company.

      (c) Proxy Contests. The Executive hereby covenants and agrees that, from the Date of Termination through April 9, 2004, the Executive will not assist a third party in preparing or making an unsolicited bid for the Company, engaging in a proxy contest with the Company, or engaging in any other similar activity.

      (d) Disparagement. In perpetuity, the parties hereto each agree not to make disparaging public statements concerning the other; provided that nothing herein shall prevent either party hereto from enforcing its rights hereunder.

      (e) Relief. The Executive acknowledges that a breach of any of the covenants contained in Section 14(a), (b), (c) or (d) may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injury precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction, restraining the Executive from engaging in such prohibited activities or such other relief as may be required specifically to enforce any of the covenants contained therein. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company and the Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America, solely in respect of the injunctive remedies set forth in this Section 14(e) and the interpretation and enforcement of Section 14(a), (b), (c) and (d) solely insofar as such interpretation and enforcement related to an application for injunctive relief in accordance with the provisions of this Section 14(e), and the parties hereto hereby irrevocably agree that (i) the sole and exclusive venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any application solely for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to an application solely for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application solely for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 14(e).

      (f) Enforceability. The restrictions set forth in Section 14(a), (b), (c) and (d) are considered by the parties hereto to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the parties that such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      (g) Company Documents and Property.

(i) No later than May 10, 2003, the Executive will deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to the Executive’s employment with the Company, or any of its subsidiaries or affiliates and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information; and

(ii) Except as described below, no later than May 10, 2003, the Executive will deliver to the Company all physical property of the Company which the Executive received in connection with his employment with the Company including, without limitation, credit cards, passes, door and file keys, and computer hardware and software. Notwithstanding the preceding sentence, the Executive shall not be required to deliver to the Company (x) the Executive’s laptop computer (after such computer has been reviewed by the Company’s management information system professionals and all Company information and data have been purged from such computer to their satisfaction) or (y) the Executive’s mobile phone, although all obligations to pay for related mobile phone service or charges shall be assumed by the Executive as of the Date of Termination.

(h) Competition. The parties acknowledge and agree that the noncompetition restriction contained in Section 5(c) of the Employment Agreement shall be of no further force and effect as of the Date of Termination.

      15.     Neutral Reference.     In response to inquiries directed to the Company’s Human Resources Director, the Company agrees that it will provide a neutral reference regarding the Executive and Executive’s employment, which reference may consist of confirmation of employment, dates thereof, salary levels and job title.

      16.     Post-Termination Assistance.     The Executive agrees that, after the Date of Termination, he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its affiliates is or may become a party, provided, that (a) the Company agrees to reimburse the Executive for any related reasonable out-of-pocket expenses, including travel expenses, and, if the Executive is not then being paid severance pursuant to Section 2, to pay the Executive compensation for his time at the per diem rate of $1,000.00 and (b) any such assistance may not unreasonably interfere with the then-current employment of the Executive.

      17.     Residual Duties.     The parties agree and intend that any and all duties of loyalty, fidelity, and confidentiality running from the Executive to the Company and arising out of the common law as a consequence of the parties’ employment relationship shall continue in full force and effect between the parties until the Date of Termination; provided, that neither this paragraph nor any other portion of this Agreement shall be interpreted to diminish any residual duties or obligations of the Executive to the Company that may arise or continue in effect under the common law after the Executive’s Date of Termination.

      18.     Taxes. To the extent any taxes may be due on the payments or deliveries to the Executive provided in this Agreement, including the Executive’s receipt of the laptop computer and mobile phone pursuant to Section 14(g)(ii) above, beyond any withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and other entities released by the Executive herein harmless for any tax claims or penalties resulting from such payments or deliveries. The Executive further agrees to provide any and all information pertaining to the Executive upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws.

      19.     No Admission. The Executive understands and agrees that the Company has admitted no liability or obligation to provide the consideration contemplated herein, and that the Company has entered into this Agreement solely for the purpose of avoiding possible controversy.

      20.     Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, such portion shall be limited, interpreted, or otherwise modified, so as to make such portion enforceable, all as determined by such court, and if such portion cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever either party’s obligation to provide the binding release to all entities intended to be released hereunder. In the event Executive should in the future contend that the Executive’s release of claims is for any reason void, imperfect, or incomplete, the Executive may not pursue any claim against the Company (or any other party intended to be released herein) to establish the invalidity of the release or premised (in whole or in part) on the invalidity of the release before or without repaying to the Company the full amount of such cash payments he has received, less the reasonable value of services actually provided pursuant to this Agreement, and applicable statutes of limitations shall be deemed to run in regard to the Executive’s claims without regard to the parties’ entry into this Agreement. The preceding sentence shall not operate to limit the scope or effect of the Executive’s covenant not to sue.

      21.     Conditions of Validity. This Agreement shall not be deemed valid, binding or effective unless and until (a) both parties have signed, (b) the Executive’s signature is notarized, (c) both parties have executed the Agreement within a single 30 day period and (d) seven days have passed following the Executive’s signature and he shall not have revoked this Agreement.

      22.     Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

      23.     Representations and Acknowledgments of the Executive.

The Executive acknowledges that the Company is engaged in a highly competitive market, that the Company has (1) provided to the Executive access to the

Confidential Information, (ii) enabled the Executive to form and cultivate certain relationships with the Company’s vendors, franchisees, customers and clients and (iii) expended substantial time and effort in training the Executive, and that the restrictive covenants contained herein are narrowly defined, unambiguous, reasonable, and do not unreasonably preclude the Executive from obtaining employment after the Date of Termination.

(b) The Executive understands, agrees and represents that the covenants made herein and the releases herein executed may affect his rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in the Executive’s best interest. The Executive represents and warrants that in negotiating and executing this Agreement the Executive has had an adequate opportunity to consult with competent legal counsel of his choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements between the Company and the Executive other than those expressly set forth in writing herein.

      24. Disputes. Except as specifically set forth in Section 14(e) of this Agreement, any disputes or controversy arising under, out of, in connection with or in relation to this Agreement shall, upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in the Newark, Jew Jersey in accordance with the applicable rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The losing party in any arbitration conducted pursuant to this Section of the Agreement shall pay the costs and expenses of the arbitrator in such arbitration.

      25. Governing Law. Any question concerning the validity, interpretation, or performance of this agreement shall be governed by the laws of the state of New Jersey.

      26. Assignment. This Agreement shall not be assignable by the Executive, as the covenants and releases of the Executive are unique and personal. However, this Agreement shall be assignable by the Company to any other person, firm, corporation, or other business entity which may succeed the Company by acquisition, merger or similar transaction.

      27. Modification. This Agreement may only be modified by a writing or writings signed by both the Executive and a duly authorized representative of the Board. The waiver of any breach of this Agreement or failure to enforce the provisions hereof by the Company shall not constitute a waiver or failure to enforce by such party with respect to the remaining terms and conditions of this Agreement.

      28. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

James Shea
453 Windham Court North

Wyckoff, New Jersey 07481
Tel.: 201 848-4010

With a copy to:

Kane & Kessler
1350 Avenue of the Americas
New York, New York 10019
Attn: Judith Stoll, Esq.
Tel: 212 519-5165
Fax: 212 245-3009

If to the Company:

Party City Corporation
400 Commons Way
Rockaway, New Jersey 07866
Attn: General Counsel
Tel: 973 983-0888
Fax: 973 983-8217

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: Steven Della Rocca, Esq.
Tel: 212 906-1330
Fax: 212 751-4864

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      29.     Final Agreement. The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

[signature page follows]

      IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

PARTY CITY CORPORATION

/s/ MELISSA WALLACE By: Melissa Wallace Vice President, Human Resources	5/28/03 Date
/s/ JAMES SHEA James Shea	May 28, 2003 Date

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